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EXHIBIT 99.12
CONSENT OF ROBERT L. PARKINSON

Consent of Person Named as About to Become a Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, I, Robert L. Parkinson, hereby consent to be named as a person about to become a director of Momentum Merger Corporation in the Registration Statement on Form S-4 of Momentum Merger Corporation, dated March 21, 2003, and any amendments thereto.

Dated: March 21, 2003

/s/ Robert L. Parkinson